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EXHIBIT 4.2

LOCKUP AGREEMENT

    THIS LOCKUP AGREEMENT (this "Agreement"), made and entered into effective the 1st day of January, 2001, by and among RUSSELL J. CRECRAFT("RJC"), GREG M. HAUGEN ("GMH"), JOHN I. HESS ("JIH"), THOMAS A. LODER ("TAL"), and DAH WEN TSANG ("DWT") (together the "Withdrawing Members"), PATRICK P.H. SIRETA ("PPS") and SIRETA, L.L.C. ("Sireta") (together the "Remaining Members").

RECITALS:

    WHEREAS, the Withdrawing Members and the Remaining Members currently constitute all of the members of Tremoliere, L.L.C. (the "Company");

    WHEREAS, immediately prior to the execution of this Agreement, the Withdrawing Members delivered a joint notice to the Company expressing their desire to withdraw immediately from the Company;

    WHEREAS, in the event of such a withdrawal, each of the Withdrawing Members will be entitled to receive, in exchange for such Withdrawing Member's interest in the Company, 375,000 shares of the common stock of Advanced Power Technology, Inc. ("APT") currently owned by the Company;

    WHEREAS, the Remaining Members are willing to waive the six month notice period required in connection with a withdrawal from the Company and allow the Withdrawing Members to withdraw immediately, provided that the Withdrawing Members enter into this Agreement; and

    WHEREAS, the Withdrawing Members desire to enter into this Agreement to so satisfy the Remaining Members' desire and thereby allow for such withdrawal;

    NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

Permission to Withdraw. The Remaining Members hereby agree to pass all such resolutions, sign all such documents and take all such further actions as are necessary to (i) permit the Withdrawing Members to withdraw from the Company, effective immediately and (ii) cause the Company to distribute shares of common stock of APT to the Withdrawing Members in the amount specified in the Recitals above.

    2.  Agreement Not to Transfer.  Each Withdrawing Member and each Remaining Member (each a "Member") does hereby agree, subject to Section 3 below, that for the period commencing on the date hereof and continuing through December 31, 2001 (the "Restriction Period"), such Member shall not offer to sell, contract to sell, sell or otherwise dispose of any shares of common stock of APT owned by such Member, whether or not received as a result of such Member's withdrawal from the Company, or any securities convertible into or exercisable or exchangeable for shares of common stock of APT without the prior written consent of all other Members.

    3.  Limitations on Restriction of Transfer.  The restrictions on transfer set forth in Section 2 shall not (i) prohibit any Member from selling shares of APT common stock during the Restriction Period as part of a secondary public offering of shares by APT or (ii) prohibit any Member from transferring shares of APT common stock to the extent that such transfer would constitute a completed gift of such shares under the Internal Revenue Code of 1986, as amended.

    4.  Miscellaneous.

        4.1  Notices.  Each notice hereunder shall be in writing, shall be sent to the Member for whom it is intended at the address for such Member listed in the Company's Operating Agreement and shall be deemed to have been delivered if sent by registered or certified first-class mail, postage prepaid.

        4.2  Successors.  This Agreement shall bind and inure to the benefit of the parties hereto and their respective heirs, successors and assigns.

        4.3  Further Actions.  Each of the parties hereto shall execute such documents and take such action as may be reasonably requested by the other parties to carry out the provisions and purposes of this Agreement.

        4.4  Attorney's Fees.  If suit or action is instituted to declare or enforce any provision of this Agreement, the prevailing party(ies) shall be entitled to recover reasonable attorney fees from the losing party(ies) in the trial and all appellate courts, in addition to any other recovery and costs. The attorney fee award shall include a reasonable amount in connection with enforcement of the judgment.

        4.5  Applicable Law.  This Agreement shall be construed in accordance with the laws of the state of Oregon.

        4.6  Entire Agreement.  This Agreement is the final and complete agreement of the parties with respect to the subject matter hereof. There are no promises, terms, conditions or obligations other than those contained in this Agreement. All prior and contemporaneous negotiations and agreements between the parties, verbal and written, concerning the subject matter hereof are replaced by this Agreement and are of no further force or effect.

    IN WITNESS WHEREOF, the parties have executed this Agreement effective the day and year first above written.

"Remaining Members"	"Withdrawing Members"
SIRETA, L.L.C.	RUSSELL J. CRECRAFT
By: Patrick Sireta, Manager
GREG M. HAUGEN
PATRICK SIRETA
JOHN I. HESS
THOMAS A. LODER
DAH WEN TSANG

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LOCKUP AGREEMENT